UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)  May 29, 2009 (May 27, 2009)

Peoples Community Bancorp, Inc.

(Exact name of registrant as specified in its charter)

Maryland	000-29949	31-1686242
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

6100 West Chester Road

West Chester, Ohio  45069

(Address of principal executive offices)  (Zip Code)

Registrant’s telephone number, including area code  (513) 870-3530

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                                             Entry into a Material Definitive Agreement.

Amendment No. 1 to Purchase and Assumption Agreement

As previously reported, on May 15, 2009, Peoples Community Bancorp, Inc. (the “Company”) and its wholly-owned subsidiary, Peoples Community Bank (the “Bank”), entered into a Purchase and Assumption Agreement (the “Purchase Agreement”) with First Financial Bank, N.A. (the “Buyer”), the wholly owned subsidiary of First Financial Bancorp. The Purchase Agreement provides for the purchase of certain of the Bank’s assets that include 17 of the Bank’s branch offices located in southwestern Ohio and southeastern Indiana, approximately $260 million of certain business and consumer loans and other assets, as well as the assumption by the Buyer of approximately $310 million of the Bank’s deposits and certain other liabilities.

On May 27, 2009, the Company, the Bank and the Buyer entered into Amendment No. 1 to Purchase and Assumption Agreement (the “Amendment”). The Amendment was entered into following receipt by the Bank of an unsolicited non-binding offer to purchase the same 17 branch offices, substantially the same loans and other assets and to assume substantially the same deposit liabilities as are contemplated by the Purchase Agreement, however, this non-binding offer provided for a 5% deposit premium, which was 25% higher than the 4% deposit premium that the Buyer agreed to pay pursuant to the Purchase Agreement. All other consideration set forth in the non-binding offer was equivalent to the consideration to be paid by the Buyer pursuant to the Purchase Agreement. The non-binding offer was subject to, among other things, due diligence and negotiation of a definitive agreement.  In considering this non-binding offer, the Bank also had to account for the $1.0 million termination fee that would have been payable to the Buyer had the Bank terminated the Purchase Agreement and entered into a definitive agreement with this third party. Upon consideration of the unsolicited non-binding offer, the progress that the parties had made toward obtaining required regulatory approvals and the execution and timing risk related to the non-binding offer, among other factors, the Buyer, the Company and the Bank entered into the Amendment that provides for an increase in the deposit premium to be paid by Buyer to 5% or approximately $15.5 million. In order to provide for greater deal certainty and as consideration for the increase in the deposit premium, the Amendment provides for the removal of a provision of the Purchase Agreement which gave the Bank added flexibility to negotiate or otherwise explore unsolicited third party acquisition proposals for the assets and liabilities being sold pursuant to the Purchase Agreement. The Amendment also provides for an increase in the termination fee to $2.0 million that will be payable upon limited termination events as provided in the Purchase Agreement and the Amendment. In addition to the payment of the termination fee to the Buyer, the Amendment also provides that the Buyer may seek actual damages it may incur which are above the amount of the termination fee. The other material terms of the Purchase Agreement remain unchanged by the Amendment.

The completion of the proposed transaction is subject to the approval of the Office of Thrift Supervision and the Office of the Comptroller of the Currency. The Bank and the Buyer continue to work diligently to obtain the required regulatory approvals to complete the transactions contemplated by the Purchase Agreement.

The transactions contemplated by the Purchase Agreement are expected to close during the third quarter of 2009, subject to the receipt of all necessary regulatory approvals and the satisfaction of certain other closing conditions as set forth in the Purchase Agreement.

As previously disclosed, at March 31, 2009, the Bank was considered critically undercapitalized under the regulatory framework for prompt corrective action. The Company believes that the completion of the transactions contemplated by the Purchase Agreement will be an important step for the Bank to once again be in compliance with applicable regulatory capital requirements. The Bank expects to continue to conduct its banking operations from its two branch offices in Lebanon, Ohio, supported by approximately $325 million in assets, including certain loans, investment securities and real estate assets as well as certain liabilities.

The foregoing summary description of the Amendment is not intended to be complete and is qualified in its entirety by the complete text of the Amendment, which is attached to this Current Report on Form 8-K as Exhibit 2.1 and is incorporated by reference herein.

Cautionary Statement Regarding Forward Looking Statements

Certain statements contained in this Current Report on Form 8-K may be deemed to be forward-looking statements under federal securities laws and the Company intends that such forward-looking statements be subject to the safe-harbor created thereby. The Company cautions that these statements are qualified by important factors that could cause actual results to differ materially from those reflected by the forward-looking statements. Additional information on these and other factors is contained in the Company’s Securities and Exchange Commission filings. The Company assumes no, and hereby disclaims any, obligation to update the forward-looking statements contained in this Current Report on Form 8-K.

Item 9.01               Financial Statements and Exhibits.

(d)	Exhibits.

	Exhibit 2.1	Amendment No. 1 to Purchase and Assumption Agreement, dated as of May 27, 2009, by and among First Financial Bank, N.A., Peoples Community Bank, and Peoples Community Bancorp, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  May 29, 2009

PEOPLES COMMUNITY BANCORP, INC.

By:	/s/ JERRY D. WILLIAMS
Jerry D. Williams
President and Chief Executive Officer

Exhibit Index

Exhibit No.	Description

2.1	Amendment No. 1 to Purchase and Assumption Agreement, dated as of May 27, 2009, by and among First Financial Bank, N.A., Peoples Community Bank, and Peoples Community Bancorp, Inc.